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                                                                     EXHIBIT 3.1



                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          LOMAS FINANCIAL CORPORATION

                                   * * * * *

         LOMAS FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. This Restated Certificate of Incorporation and the amendments to the corporation's Restated Certificate of Incorporation contemplated hereby were duly adopted by the corporation's Board of Directors at a meeting duly held on August 3, 1993, and the amendment to the corporation's Restated Certificate of Incorporation was adopted by the corporation's stockholders at a meeting duly held on November 2, 1993, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         2. The name of the corporation is Lomas Financial Corporation and the name under which the corporation was originally incorporated was Wallace Properties, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was March 7, 1960.

         3. This Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of this corporation as hereby and heretofore amended or supplemented.

         4. The text of the corporation's Restated Certificate of Incorporation as hereby amended and heretofore amended is hereby restated to read as herein set forth in full:

         FIRST:  The name of the Corporation is Lomas Financial Corporation.

         SECOND: Its registered office in the State of Delaware is located at No. 1209 Orange Street in the City of Wilmington, County Of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 103,000,000, consisting of 100,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), and 3,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").
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         The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law; provided that any such class or series of Preferred Stock may only be issued in connection with a refinancing of any outstanding indebtedness of the Corporation or any subsidiary of the Corporation.

         FIFTH: The names and places of residence of the incorporators are deleted in accordance with Section 245 of the Delaware Law.

         SIXTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven (7) nor more than seventeen (17) directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

         (b) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         (c) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE SIXTH unless otherwise provided therein.

         SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         The stockholders may adopt, amend or repeal the bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

         EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware Law, and may not be taken by written consent of stockholders without a meeting.





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         NINTH:  Special meetings of the stockholders may be called by the
Board of Directors or the Chairman of the Board of Directors of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.

         TENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE TENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE TENTH shall be a contract right.

         (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

         (4) The rights and authority conferred in this ARTICLE TENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.





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         (5)  Neither the amendment nor repeal of this ARTICLE TENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

         ELEVENTH: The Corporation reserves the right to amend this Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLES SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this ARTICLE ELEVENTH may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this ARTICLE ELEVENTH, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

         TWELFTH: No nonvoting equity securities of the Corporation may be issued; this provision, included in this Restated Certificate of Incorporation in compliance with Section 1123 of the United States Bankruptcy Code, 11 U.S.C.
Section 1123, shall have no force and effect except to the extent required by such Section so long as such Section is in effect and applicable to the Corporation.

         IN WITNESS WHEREOF, said Lomas Financial Corporation has caused this certificate to be signed by Jess Hay, its Chairman of the Board of Directors and Chief Executive Officer, and attested to by Ramona Taylor, its Secretary, and has caused its corporate seal to be hereunto affixed, this 12th day of November, 1993.

                                   LOMAS FINANCIAL CORPORATION



                                   By: /s/ JESS HAY
                                      -----------------------------------
                                   Name:  Jess Hay
                                   Title: Chairman of the Board of
                                          Directors and Chief Executive
                                          Officer
Attest:


/s/ RAMONA TAYLOR
------------------------------
Ramona Taylor, Secretary





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